Exhibit 99.1

Contact:

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

News Release
August 1, 2012

First National Corporation Announces Earnings Increase

Strasburg, Virginia (August 1, 2012) --- First National Corporation (the “Company”) (OTCBB: FXNC), the parent company of First Bank (the “Bank”), announced today that it earned a profit for the second quarter of 2012 compared to a loss in the second quarter of 2011. In addition, the Company announced its second consecutive quarterly profit compared to the most recent quarter.  Net income totaled $694 thousand and net income available to common shareholders totaled $467 thousand or $0.16 per basic and diluted share for the quarter ending June 30, 2012.  This was a significant improvement over the net loss of $945 thousand and net loss available to common shareholders of $1.2 million, or $0.40 per basic and diluted share for the same quarter one year ago.  Return on average assets was 0.53% and return on average equity was 7.21% for the second quarter of 2012 compared to -0.69% and -7.68%, respectively, for the second quarter of 2011.

Operating Highlights for the Second Quarter

●	Second consecutive profitable quarter in 2012

●	Nonperforming assets decreased 17% from the same quarter one year ago

●	Provision for loan losses decreased to $650 thousand compared to $2.0 million from the most recent quarter and $3.6 million from the same quarter one year ago

●	Loan charge-offs decreased to $358 thousand compared to $1.4 million from the most recent quarter and $3.0 million from the same quarter in 2011

●	The Company raised $7.8 million in gross proceeds from a rights offering of common stock and from standby investors, which improved its capital position

●	The Company and Bank continued to be considered well-capitalized

Scott C. Harvard, President and CEO of the Company and the Bank commented, “We are pleased with performance for the second quarter.  In addition to a successful capital raise of $7.8 million, the Bank saw a reduction in non-performing assets, lower loan loss provisions and lower loan charge-offs in the period.  The earnings improvement over the same quarter of 2011 is dramatic, and achieving two consecutive quarters of positive earnings reinforces our belief that the hard work is paying off.  We are fortunate to have a strong core banking team that is focused on improving asset quality, customer service and building our communities.”

Quarterly Performance

Net interest income totaled $4.8 million for the second quarter of 2012 compared to $5.1 million for the same period one year ago. The net interest margin was 3.88% for the second quarter of 2012 compared to 4.00% for the same period one year ago, as a result of a change in the earning asset mix.  During the quarter, the Bank’s commercial real estate loan balances decreased and its residential real estate loan balances increased.

The provision for loan losses was $650 thousand, which resulted in a total allowance for loan losses of $14.0 million or 3.64% of total loans at June 30, 2012.  This compared to a provision for loan losses of $3.6 million and an allowance for loan losses of $13.8 million, or 3.32% of total loans, at the end of the same quarter in 2011. Net charge-offs for the period declined to $287 thousand from $2.9 million in the second quarter of 2011. Non-performing assets decreased 17% to $16.1 million at June 30, 2012 compared to June 30, 2011.

Noninterest income increased slightly to $1.5 million compared to the same period one year ago.  Increases in revenues from fees for other customer services and gains on sales of loans were partially offset by decreases in ATM and check card income, trust and investment advisory fees and service charges on deposit accounts when comparing the periods.

Noninterest expense decreased slightly to $4.4 million when compared to the same period in 2011, excluding the provision for other real estate owned and net gains on sale of other real estate owned. Net gains on sale of other real estate owned totaled $160 thousand for the second quarter, compared to net losses of $8 thousand for the same period in 2011.  The provision for other real estate owned totaled $168 thousand for the second quarter compared to $46 thousand for the same period in 2011.

Year-to-Date Performance

For the six months ended June 30, 2012, net income totaled $1.2 million compared to $58 thousand for the same period in 2011.  After the effective dividend on preferred stock, net income available to common shareholders was $718 thousand, or $0.24 per basic and diluted share, compared to net loss available to common shareholders of $388 thousand, or $0.13 per basic and diluted share, for the same period in 2011.

Net interest income was $9.9 million for the six months ended June 30, 2012 compared to $10.0 million for same period in 2011.  The net interest margin was 7 basis points higher and average interest-earning assets were $19.5 million lower when comparing the two periods.  The net interest margin was 4.01% for the six months ended June 30, 2012, compared to 3.94% for the same period in 2011. The provision for loan losses totaled $2.7 million for the six months ended June 30, 2012 compared to $3.8 million for the same period in 2011.

Noninterest income, excluding gains on sale of securities, totaled $2.9 million for the six months ended June 30, 2012, which was a 3% increase compared to $2.8 million for the same period in 2011.  Revenues from fees for other customer services and gains on sales of loans increased while ATM and check card income, trust and investment advisory fees and service charges on deposit accounts decreased slightly when comparing the periods.

Noninterest expense was 1% higher for the six months ended June 30, 2012, compared to the same period in 2011, when excluding net gains and losses on sale of other real estate owned and the provision for other real estate owned.  Net gains on sale of other real estate owned totaled $250 thousand for the six months ended June 30, 2012, compared to net losses of $8 thousand for the same period in 2011.  The provision for other real estate owned totaled $569 thousand for the six months ended June 30, 2012 compared to $176 thousand for the same period in 2011.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2011, which can be accessed from the Company’s website at www.fbvirginia.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 10 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Six Months Ended
Income Statement	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Interest and dividend income
Interest and fees on loans	$5,265	$5,818	$10,812	$11,651
Interest on federal funds sold	6	4	9	11
Interest on deposits in banks	5	5	8	12
Interest and dividends on securities available for sale:
Taxable interest	514	572	1,048	1,023
Tax-exempt interest	71	121	173	244
Dividends	19	17	38	34
Total interest and dividend income	$5,880	$6,537	$12,088	$12,975

Interest expense
Interest on deposits	$959	$1,303	$1,945	$2,606
Interest on trust preferred capital notes	60	109	122	218
Interest on other borrowings	66	42	146	133
Total interest expense	$1,085	$1,454	$2,213	$2,957

Net interest income	$4,795	$5,083	$9,875	$10,018
Provision for loan losses	650	3,550	2,650	3,820
Net interest income after provision for loan losses	$4,145	$1,533	$7,225	$6,198

Noninterest income
Service charges on deposit accounts	$523	$535	$1,025	$1,036
ATM and check card fees	387	410	760	781
Trust and investment advisory fees	368	384	714	726
Fees for other customer services	107	74	205	147
Gains on sale of loans	49	22	92	69
Gains on sale of securities available for sale	1	41	1,118	41
Other operating income	27	19	62	25
Total noninterest income	$1,462	$1,485	$3,976	$2,825

Noninterest expense
Salaries and employee benefits	$2,388	$2,280	$4,757	$4,568
Occupancy	337	331	663	672
Equipment	307	323	613	648
Marketing	95	100	173	205
Stationery and supplies Legal and professional fees	86 198	87 269	167 448	166 470
ATM and check card fees	163	159	319	330
FDIC assessment	179	217	357	407
(Gains) losses on sale of other real estate owned, net	(160)	8	(250)	8
Provision for other real estate owned	168	46	569	176
Other real estate owned expense	98	66	351	192
Other operating expense	575	630	1,171	1,229
Total noninterest expense	$4,434	$4,516	$9,338	$9,071

Income (loss) before income taxes	$1,173	$(1,498)	$1,863	$(48)
Income tax provision (benefit)	479	(553)	694	(106)
Net income (loss)	$694	$(945)	$1,169	$58
Effective dividend and accretion on preferred stock	227	223	451	446
Net income (loss) available to common shareholders	$467	$(1,168)	$718	$(388)

Common Share and Per Common Share Data
Net income (loss), basic and diluted	$0.16	$(0.40)	$0.24	$(0.13)
Shares outstanding at period end	4,901,464	2,955,649	4,901,464	2,955,649
Weighted average shares, basic and diluted	2,998,414	2,952,818	2,977,032	2,951,002
Book value at period end	$6.19	$11.64	$6.19	$11.64
Cash dividends	$-	$0.10	$-	$0.20

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)
	(unaudited) For the Three Months Ended		(unaudited) For the Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Key Performance Ratios
Return on average assets	0.53%	(0.69%)	0.44%	0.02%
Return on average equity	7.21%	(7.68%)	6.17%	0.24%
Net interest margin	3.88%	4.00%	4.01%	3.94%
Efficiency ratio (1)	70.16%	67.58%	70.22%	68.60%

Asset Quality
Loan charge-offs	$358	$3,008	$1,784	$6,233
Loan recoveries	71	69	196	156
Net charge-offs	287	2,939	1,588	6,077
Non-accrual loans	10,639	13,642	10,639	13,642
Other real estate owned, net	5,420	5,696	5,420	5,696
Nonperforming assets	16,059	19,338	16,059	19,338

Average Balances
Average assets	$529,222	$549,326	$528,998	$551,130
Average earning assets	501,558	517,609	500,617	520,100
Average shareholders’ equity	38,700	49,366	38,083	49,144

	(unaudited)
	June 30, 2012	June 30, 2011
Capital Ratios
Tier 1 capital	$53,633	$55,844
Total capital	58,623	61,301
Total capital to risk-weighted assets	15.02%	14.33%
Tier 1 capital to risk-weighted assets	13.75%	13.06%
Leverage ratio	10.14%	10.18%

Balance Sheet
Cash and due from banks	$7,684	$8,431
Interest-bearing deposits in banks	29,901	21,098
Securities available for sale, at fair value	87,267	82,780
Restricted securities, at cost	2,408	2,859
Loans, net of allowance for loan losses	370,136	401,724
Premises and equipment, net	19,312	19,804
Interest receivable	1,536	1,706
Other assets	12,986	16,847
Total assets	$531,230	$555,249

Noninterest-bearing demand deposits	$82,868	$82,727
Savings and interest-bearing demand deposits	208,004	189,270
Time deposits	167,822	204,497
Total deposits	$458,694	$476,494
Other borrowings	14,088	18,111
Trust preferred capital notes	9,279	9,279
Other liabilities	4,473	2,768
Total liabilities	$486,534	$506,652

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited)
	June 30, 2012	June 30, 2011
Balance Sheet (continued)
Preferred stock	$14,335	$14,194
Common stock	6,127	3,695
Surplus	6,813	1,644
Retained earnings	17,221	27,991
Accumulated other comprehensive income, net	200	1,073
Total shareholders’ equity	$44,696	$48,597

Total liabilities and shareholders’ equity	$531,230	$555,249

Loan Data
Mortgage loans on real estate:
Construction and land development	$47,843	$50,741
Secured by farm land	6,105	6,016
Secured by 1-4 family residential	128,229	120,575
Other real estate loans	168,107	189,750
Loans to farmers (except those secured by real estate)	2,117	2,362
Commercial and industrial loans (except those secured by real estate)	22,820	33,151
Consumer installment loans	7,823	11,307
Deposit overdrafts	87	279
All other loans	1,004	1,321
Total loans	$384,135	$415,502
Allowance for loan losses	13,999	13,778
Loans, net	$370,136	$401,724

(1) The efficiency ratio is computed by dividing noninterest expense excluding the provision for other real estate owned and gains and losses on other real estate owned by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains and losses on sales of securities and premises and equipment.  Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2012 and 2011 was 34%.  Net interest income on a tax equivalent basis was $4,839 and $5,160 for the three months ended June 30, 2012 and 2011, respectively, and $9,979 and $10,170 for the six months ended June 30, 2012 and 2011.  Noninterest income excluding gains and losses on sales of securities and premises and equipment was $1,461 and $1,444 for the three months ended June 30, 2012 and 2011, respectively, and $2,858 and $2,784 for the six months ended June 30, 2012 and 2011, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.